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                                    EXHIBIT 3

                           Subsidiaries of the Company

The following are the Company's subsidiaries (including state of incorporation) and percentage of ownership:

1.    Sparks Exhibits Holding Corporation       (Delaware)               100%
2.    Sparks Exhibits Corp.                     (Pennsylvania)           100%
3.    Sparks Exhibits, Inc.                     (Georgia)                100%
4.    Sparks Exhibits, Ltd.                     (California)             100%
5.    Piper Production, Inc.                    (Florida)                100%
6.    DMS Store Fixtures Corp.                  (Pennsylvania)           100%
7.    Sparks Scenic, Ltd.                       (California)             100%
8.    Abex Display Systems, Inc.                (California)              25%
9.    Abex Europe, Ltd.                         (United Kingdom)          20%
10.   Sparks Europe, B.V.                       (Netherlands) (1999)      25%